                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549





                                 FORM 8-K
                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event)October 15, 1996





                 ASSOCIATES CORPORATION OF NORTH AMERICA
          (Exact name of registrant as specified in its charter)




            DELAWARE                              74-1494554
(State or other jurisdiction        (I.R.S. Employer Identification Number)
      of incorporation)

                              1-6154
                      (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                          75062-2729
(Address of principal executive offices)                         (Zip Code)



    Registrant's telephone number, including area code (972) 541-4000

Item 5.  Other Events.

Associates Corporation of North America (the "Company") recorded net earnings for the three months ended September 30, 1996 of $207.1 million, compared with $188.2 million a year earlier, a 10% increase. Earnings before provision for income taxes increased 9% to $326.4 million for the period compared with $298.7 million for the prior year.

Total assets at September 30, 1996, were $42.5 billion, an increase of 19% from $35.8 billion a year ago.

Revenue for the period increased 16% to $1.6 billion, compared with $1.4 billion in the prior-year period. Net finance receivables outstanding at September 30, 1996 were $41.7 billion, compared with $35.1 billion for the prior-year period, a 19% increase.

Consumer finance net receivables outstanding were $28.2 billion at September 30, 1996, up 18% from the $24.0 billion reported for the prior-year period. Consumer finance receivables consist of home equity receivables, personal loans, sales financing of manufactured housing and consumer durable goods, and credit card participations in receivables.

Commercial finance net receivables outstanding totaled $13.5 billion at September 30, 1996, up 21% from the $11.1 billion reported a year ago. Commercial finance receivables result from the sales financing and leasing of transportation, construction, communications and other industrial equipment. The Company is also a provider of automobile club and relocation services.

Loans delinquent 60-days-or-more increased to 2.10% at September 30 compared to 1.83% for the second quarter of 1996 and 1.61% a year ago. The increase in delinquency is reflective of the generally less favorable trends in economic conditions that have affected most lenders. Losses were 2.16% of average net receivables for the third quarter compared to 1.94% in the second quarter and 1.74% a year ago. The Company's allowance for losses was 3.25% of net receivables at September 30, 1996, compared to 3.29% at June 30, 1996 and 3.04% a year ago.

Revenue from insurance premiums for the period was $90.8 million. The insurance operation is principally engaged in underwriting credit life, credit accident and health, and property and casualty insurance for customers of the finance operations.

Certain unaudited financial information is as follows (dollar amounts in millions):

                                          Nine Months Ended or at               Three Months Ended or at
                                               September 30                           September 30
                                         ------------------------       %      -------------------------   %
                                          1996            1995        Increase    1996        1995         Increase
                                          ----            ----        --------    ----        ----         --------

TOTAL REVENUE                          $ 4,575.2      $ 3,973.3         15      $ 1,608.7   $ 1,381.5         16%

EARNINGS BEFORE PROVISION
   FOR INCOME TAXES                        959.5          833.2         15          326.4       298.7          9

NET EARNINGS                               606.4          526.9         15          207.1       188.2         10




BALANCE SHEET                           September 30     December 31         September 30
                                          1996              1995                1995
                                        ------------     -----------        ----- -------

NET FINANCE RECEIVABLES
   Consumer Finance                    $ 28,219.7       $ 24,609.2          $ 24,004.6
   Commercial Finance                    13,440.2         11,759.1            11,065.6
                                         --------         --------            --------
     Total Net Finance Receivables     $ 41,659.9       $ 36,368.3          $ 35,070.3
                                        =========        =========          ==========

TOTAL ASSETS                           $ 42,457.6       $ 37,023.7          $ 35,797.2
TOTAL DEBT                               36,530.3         31,746.2            30,553.4
STOCKHOLDERS' EQUITY                      5,082.4          4,444.0             4,334.3



PORTFOLIO QUALITY                     September 30      JUNE 30          DECEMBER 31         September 30
                                       1996             1996                1995               1995
                                      ------------     --------          ------------        ------------

  60+ DAYS CONTRACTUAL DELINQUENCY     2.10%             1.83%             1.72%               1.61%
  CREDIT LOSSES (% ANR)                2.16              1.94              1.73                1.74
  ALLOWANCE FOR LOSSES ON FINANCE
   RECEIVABLES                         3.25              3.29              3.05                3.04


/TABLE

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             ASSOCIATES CORPORATION OF NORTH AMERICA




                             By: /s/ C. D. LONGENECKER
                             Executive Vice President
                             and General Counsel



Date: October 15, 1996